Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of February 10, 2017, is being entered into among WCI Communities, Inc., a Delaware corporation (the “Issuer”), Lennar Corporation, a Delaware corporation (the “Co-Issuer”), Wilmington Trust, National Association, as trustee (the “Trustee”), and the Subsidiary Guarantors (the “Subsidiary Guarantors”), as that term is defined under the indenture to which this Third Supplemental Indenture relates.

W I T N E S S E T H

WHEREAS, prior to the date of this Third Supplemental Indenture, the Issuer, the Subsidiary Guarantors and the Trustee entered into an indenture dated as of August 7, 2013, related to 6.875% senior notes (the “Notes”) issued by the Issuer (such indenture, as supplemented by a First Supplemental Indenture dated as of April 28, 2014, and a Second Supplemental Indenture dated as of June 26, 2014, the “Indenture”);

WHEREAS, Section 5.01(a) of the Indenture permits a merger of the Issuer with and into another entity, provided that the Issuer survives the merger;

WHEREAS, Sections 9.01(1) and 9.01(6) of the Indenture also permit the Issuer, Subsidiary Guarantors and Trustee to amend the Indenture by supplement without the consent of the holders of the Notes in the event of a merger which meets the requirements set forth in the Indenture and to provide for additional rights or benefits to Holders;

WHEREAS, effective as of the date of this Third Supplemental Indenture, the Issuer has merged with Marlin Green Corp., a Delaware corporation which is a wholly owned subsidiary of the Co-Issuer, with the Issuer being the surviving entity;

WHEREAS, the Co-Issuer has agreed to become the co-issuer of the Notes;

WHEREAS, the Issuer and Co-Issuer have satisfied all of the other terms and conditions required to execute and deliver this Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery by the Issuer and the Co-Issuer of this Third Supplemental Indenture have been satisfied and this Third Supplemental Indenture represents a valid and binding obligation of the Issuer and the Co-Issuer.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, Subsidiary Guarantors, the Co-Issuer and Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.    CO-ISSUER. The Co-Issuer hereby joins the Indenture as an Issuer thereunder and shall have, and may exercise every right and power of, the Issuer under the terms of the Indenture and agrees to be bound by, and to perform, all the obligations of the Issuer jointly and severally with the Issuer under the terms of the Indenture and the Notes with the same effect as though the Co-Issuer were the Issuer named in the Indenture.

2.    FULFILLMENT OF CONDITIONS. The Issuer and Co-Issuer have fulfilled all of the obligations under the Indenture which are required for this Third Supplemental Indenture to be entered into without the consent of the holders of the Notes.

3.    GOVERNING LAW. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.    COUNTERPARTS. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Third Supplemental Indenture. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

5.    EFFECT OF HEADINGS. The Section headings herein are for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

6.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein or in respect of Section 2 hereof, all of which recitals and such Section 2 are made solely by the Issuer, Co-Issuer and Subsidiary Guarantors.

7.    RATIFICATION OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of a Note heretofore and hereafter authenticated and delivered shall be bound hereby.

8.    NOTICES. Notices to the Co-Issuer shall be given in accordance with the provisions of Section 11.02 of the Indenture at 700 Northwest 107th Avenue, Miami, Florida 33172.

9.    Capitalized terms used and not defined in this Third Supplemental Indenture shall have the meanings given such terms in the Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

WCI COMMUNITIES, INC., as Issuer		LENNAR CORPORATION, as Co-Issuer

By:	/s/ Mark Sustana	By:	/s/ Diane J. Bessette
	Mark Sustana, Vice President		Diane J. Bessette, Vice President

SUBSIDIARY GUARANTORS

WCI COMMUNITIES MANAGEMENT, LLC		SPECTRUM EASTPORT, LLC
WCI COMMUNITIES RIVINGTON, LLC

By:	WCI COMMUNITIES, INC, its sole member	By:	WCI COMMUNITIES, LLC, their sole member

By:	/s/ Mark Sustana	By:	/s/ Mark Sustana
	Mark Sustana, Vice President		Mark Sustana, Vice President

WCI TOWERS NORTHEAST USA, INC.
WATERMARK REALTY REFERRAL, INC.
WCI REALTY, INC.
WATERMARK REALTY, INC.

By:	/s/ Mark Sustana
Mark Sustana, Vice President